Exhibit 4.12

Amendment Agreement

Entered into and signed on May 27, 2010

Between

Orbotech Ltd.

Company no. 52-003521-3

(the “Company”)	of the first part;

And between

Israel Discount Bank Ltd.

of 27 Yehuda Halevy St., Tel Aviv

(the “Bank”)	of the second part;

Whereas on December 21, 2009, an amended financing agreement was signed between the Company and the Bank (hereinafter the “Financing Agreement”); and

Whereas the Parties to the Financing Agreement are interested in amending the Financing Agreement as specified below;

Therefore, it has been agreed, stipulated and represented between the Parties as follows:

1.	The preamble to this Amendment constitutes an integral part hereof;

2.	The following passage shall be added to Section 10.4 of the Financing Agreement:

“Notwithstanding the above, it is hereby agreed that any material breach by the Company of an agreement and/or document to which the Company is and/or shall be bound vis-à-vis Bank Hapoalim Ltd. (“Hapoalim”) regarding activities within the dealing room, factoring activities and activities of back-up performance of letters of credit with an aggregate amount not exceeding a sum of US $25,000,000, shall not be considered as a breach of the Credit Documents and as an additional default cause, as aforementioned, unless seven (7) business days have passed since the earliest of: (a) the breach becoming known to the Company, or (b) Hapoalim’s notice to the Company of the breach; and the Company has not remedied the aforementioned breach or received a confirmation from Hapoalim that Haopalim does not view the breach as a material breach by the Company, as aforementioned, or has paid off any debit balance towards Hapoalim within the aforementioned seven (7) days.”

3.	In the event of any conflict between the provision of this Amendment and the provisions of the Financing Agreement, the directives provisions of this Amendment shall prevail.

4.	Other than as set forth in this Amendment Agreement, the remaining provisions of the Financing Agreement shall not be amended and shall remain in effect.

In witness whereof, we have hereto set our hands:

/S/	/S/
The Company	The Bank

4.12-1